Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS;

PROVIDES 2020 FINANCIAL GUIDANCE

Richardson, TX, February 26, 2020 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fourth quarter and fiscal year ended December 28, 2019.

Fourth Quarter Financial Overview

•	Worldwide net sales of $712 million decreased 10% on a reported basis and 9% in constant currency.

•	Double-digit growth in Asia and global third party e-commerce marketplaces, partially offsetting declines in the Wholesale channel.

•	Strong performance in the Company’s latest generation display product, Gen 5, and new Hybrid HR watch, reflecting positive response to Fossil Group’s high performance technology and design innovation.

•	Continued progress under the Company’s New World Fossil 2.0 - Transform to Grow Program ("NWF 2.0"), designed to achieve gross margin benefits and operating expense reductions totaling $200 million between 2019 and 2021.

•	Gross margin of 43.3% compared to 53.0% a year ago, primarily reflecting a one-time, non-cash charge of $38 million related to the write-down of older generation connected inventory.

•	Operating expenses of $309 million, down 12% year-over-year, attributable to continued progress under NWF 2.0.

•	Operating loss of $1.0 million compared to operating income of $67 million a year ago due to softness in sales and gross margin, partially offset by benefits from NWF 2.0.

•	Cash and cash equivalents of $200 million and net debt totaling $5.0 million at year-end.

Kosta Kartsotis, Chairman and CEO, stated, “We are disappointed to close the year with a challenging fourth quarter, which primarily reflects lower than expected performance in our older generation connected products and ongoing softness in the department store channel. These pressures more than offset strong performance in our Gen 5 offering - our latest generation display product - and our Hybrid HR product, as well as double-digit growth in Asia and solid growth in our third party e-commerce channel. The top line softness resulted in heightened promotional activity and an inventory write-down, which had a substantial impact on our gross margins and profitability in the quarter.”

“As we navigate the challenging operating environment, we are taking actions to pivot our business model by deploying greater resources toward the Direct to Consumer channel, accelerating our connected product offerings and building on our success in the Asia region,” continued Kartsotis. “Our goal is to stabilize our business in traditional channels with a renewed emphasis on consumer driven innovation and enhanced story telling. At the same time, we are strengthening our operations and re-engineering our cost structure through our New World Fossil 2.0 - Transform to Grow program. Our teams made significant progress under this initiative in 2019 - we captured total benefits of $50 million for the full year, primarily through operating expense reductions. Importantly, we remain on track to achieve total benefits of $200 million over the three-year period from 2019 to 2021.”

Fourth Quarter 2019 Operating Results

Worldwide net sales totaled $711.6 million, a decrease of 10% on a reported basis and 9% in constant currency compared to $786.9 million in the fourth quarter of fiscal 2018. The year-over-year decline was primarily due to continued softness in traditional wholesale channels and lower than expected performance in older generation connected watches. Store closures and business exits adversely impacted the year-over-year net sales comparison by approximately 160 basis points. Global retail comparable sales in constant currency decreased 3%. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the fourth quarter of 2019 compared to the 2018 fourth quarter (in millions, except percentage data).

	Fourth Quarter
	2019	2018	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$317	$377	$(60)	$(61)	(16)%	(16)%
Europe	241	272	(31)	(25)	(11)	(9)
Asia	149	135	14	15	10	11
Corporate	5	3	2	2	96	96
Total net sales	$712	$787	$(75)	$(69)	(10)%	(9)%

Watches	$578	$636	$(58)	$(53)	(9)%	(8)%
Leathers	78	86	(8)	(8)	(9)	(9)
Jewelry	43	51	(8)	(7)	(16)	(14)
Other	13	14	(1)	(1)	(7)	(7)
Total net sales	$712	$787	$(75)	$(69)	(10)%	(9)%

(1)	Reported GAAP amounts include impacts from currency.
(2)	Eliminates the effect of currency changes in fiscal 2019 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $307.9 million compared to $416.9 million in the fourth quarter of 2018 and includes a one-time, non-cash charge of $38 million related to the write-down of older generation connected inventory. Gross margin decreased 970 basis points to 43.3%, largely driven by inventory valuation charges, increased product costs including tariffs and freight, and heightened promotional activity. These costs were partially offset by benefits generated from NWF 2.0, as well as higher margin sales growth in Asia.

Operating expenses totaled $308.8 million compared to $349.6 million a year ago. Operating expenses in the fourth quarter of 2019 include $5.2 million of restructuring costs, primarily related to professional services, employee costs and store closures and operating expenses in the fourth quarter of 2018 include $4.7 million of restructuring costs. Selling, general and administrative expenses decreased 12% to $303.6 million, primarily resulting from corporate and regional infrastructure reductions driven by NWF 2.0 initiatives, lower variable marketing expenses, store closures, and the currency effects of a stronger dollar.

Fourth quarter operating loss was $0.9 million compared to operating income of $67.3 million in the fourth quarter of 2018. Net loss totaled $6.9 million, or ($0.14) per diluted share, compared to net income of $47.6 million, or $0.94 per diluted share, in the fourth quarter of 2018.  Per share data includes restructuring charges of $0.08 per diluted share in the fourth quarter of 2019 and $0.07 per diluted share in the fourth quarter of 2018. During the fourth quarter of fiscal 2019, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected loss per diluted share by approximately $0.01.

Full Year 2019 Operating Results

Worldwide net sales decreased 13% to $2.2 billion on a reported basis and 11% in constant currency. Store closures and business exits adversely impacted the year-over-year net sales comparison by approximately 240 basis points. The company closed a net 33 stores in 2019 and expects a net reduction of approximately 10 locations in 2020. Global retail comparable sales in constant currency decreased 4%. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for full year 2019 compared to 2018 (in millions, except percentage data).

	Fiscal Year
	2019	2018	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$950	$1,175	$(225)	$(223)	(19)%	(19)%
Europe	716	856	(140)	(109)	(16)	(13)
Asia	535	505	30	45	6	9
Corporate	17	5	12	12	229	229
Total net sales	$2,218	$2,541	$(323)	$(275)	(13)%	(11)%

Watches	$1,803	$2,033	$(230)	$(191)	(11)%	(9)%
Leathers	239	289	(50)	(47)	(18)	(16)
Jewelry	123	168	(45)	(40)	(27)	(24)
Other	53	51	2	3	4	6
Total net sales	$2,218	$2,541	$(323)	$(275)	(13)%	(11)%

(1)	Reported GAAP amounts include impacts from currency.
(2)	Eliminates the effect of currency changes in fiscal 2019 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $1.1 billion compared to $1.3 billion in 2018, while gross margin decreased to 49.6% versus 52.7% a year ago. The year-over-year decline was largely driven by inventory valuation adjustments, of which $38 million was recorded in fiscal year 2019 primarily for excess levels of older generation connected watches, increased product costs including tariffs and freight and an unfavorable currency impact of approximately 60 basis points. These costs were partially offset by higher margin sales growth in Asia and benefits from NWF 2.0.

Full year operating expenses were $1.1 billion, including $29.6 million of restructuring costs associated with employee costs, professional services and store closures, and $16.6 million of non-cash intangible asset impairment charges. Selling, general and administrative expenses decreased 12% to $1.1 billion, primarily resulting from corporate and regional infrastructure reductions driven by NWF 2.0 initiatives, store closures and the currency effects of a stronger U.S. dollar.

Operating loss in 2019 totaled $28.4 million compared to operating income of $62.7 million in 2018. Full year net loss was $52.4 million, or ($1.04) per diluted share, compared to net loss of $3.5 million, or ($0.07) per diluted share in 2018. The per share amounts include restructuring charges of $0.47 per diluted share and non-cash intangible asset impairment charges of $0.25 per diluted share in 2019 and restructuring charges of $0.75 per diluted share and non-cash intangible asset impairment charges of $0.10 per diluted share in 2018. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected the year-over-year diluted loss per share comparison by $0.18.

New World Fossil 2.0 - Transform to Grow Initiative

During 2019, the Company initiated NWF 2.0, which is designed to deliver gross margin benefits and operating expense reductions totaling $200 million over the three-year period from 2019 to 2021. In 2019, the Company captured total benefits of $50 million, primarily related to operating expense savings. In 2020, the Company expects to achieve additional benefits of $65 million, consisting of $15 million of gross margin improvement and $50 million of operating expense reduction.

Balance Sheet Highlights

As of December 28, 2019, the Company had cash and cash equivalents of $200 million, long-term debt of $179 million and net debt of $5.0 million. The Company’s net leverage ratio was 0.8 times at December 28, 2019 compared to 1.4 times a year ago. Inventories at year-end totaled $452 million, an increase of 20% versus a year ago, primarily reflecting underperformance in older generation connected watches during the fourth quarter of 2019.

Term Loan Amendment

On February 20, 2020, the Company and the required lenders under its Term Credit Agreement entered into an amendment to the Term Credit Agreement to modify certain terms therein, including to (i) increase the interest rate, (ii) increase the maximum total leverage ratio through the quarter ending October 2, 2021, at which time the ratio reverts to 1.50 to 1.00, (iii) limit the amount of borrowings under the Company’s revolving credit agreement to the lesser of the borrowing base and $200.0 million, and (iv) extend the applicable period for certain prepayment fees. For more information on the amendment, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2020.

2020 Financial Guidance

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2020 and the first quarter of fiscal 2020. The Company provided the following financial guidance for the full year and first quarter of fiscal 2020:

Full Year 2020

•	Net sales decline in the range of (11.5%) to (4.5%), including the estimated negative impact of business exits and currency of approximately (1.3%) and (0.5%), respectively
•	Gross margin in the range of 50.5% to 51.5%
•	Operating expenses ranging from $1,015 million to $1,055 million, including restructuring charges of $35 million, inclusive of severance and related costs
•	Operating margin in the range of (1.5%) to 1.5%
•	Interest expense of approximately $32 million
•	Income (loss) before income taxes in the range of ($57) million to $3 million

Q1 2020

•	Net sales decline in the range of (10.0%) to (3.5%), including the estimated negative impacts of business exits and currency of approximately (2.5%) and (1.3%), respectively
•	Gross margin in the range of 47.0% to 49.0%
•	Operating expenses ranging from $256 million to $265 million, including restructuring charges of $12 million, inclusive of severance and related costs
•	Operating margin in the range of (14.0%) to (10.0%)
•	Interest expense of approximately $8 million
•	Income (loss) before income taxes in the range of ($67) million to ($52) million

The Company’s guidance assumes that foreign currency exchange rates remain at prevailing levels. For fiscal 2020, the Company’s first quarter and full year periods will include 14 weeks and 53 weeks, respectively, while the comparative fiscal 2019 periods included 13 weeks and 52 weeks, respectively. The Company estimates the additional week will positively impact full year sales by approximately 50 basis points.

The guidance provided includes our current estimate of the impact of the coronavirus on Fossil Group’s global business performance in the first quarter of 2020. Given our strong inventory levels and the efforts of sourcing and assembly sites to safely return to production in the next few weeks, we do not anticipate a material disruption to our supply chain over the next several months. We are currently anticipating disruption to our China, Hong Kong (SAR), Macau (SAR), South Korea, and Travel Retail businesses, which represent about 10% of our global sales in the first quarter of fiscal 2020. The estimated impact in the first quarter has been included in our current guidance estimates. However, given the dynamic nature of the situation and uncertainty regarding the duration of any business disruption across the globe, the potential longer term financial impact cannot be reasonably estimated at this time. Guidance may need to be revised if the coronavirus impact extends materially beyond the first quarter of fiscal 2020.

Safe Harbor

Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the coronavirus, tariffs, the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of the coronavirus; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines, including risks related to the expanded launch of connected accessories; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our restructuring programs; the termination or non-renewal of material licenses, foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 523-1732

christine@blueshirtgroup.com

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
Consolidated Income Statement Data ($ in millions, except per share data):	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$711.6	$786.9	$2,217.7	$2,541.5
Cost of sales	403.7	370.0	1,118.3	1,201.4
Gross profit	307.9	416.9	1,099.4	1,340.1
Gross margin	43.3%	53.0%	49.6%	52.7%
Operating expenses:
Selling, general and administrative expenses	303.6	344.9	1,081.6	1,224.6
Trade name impairments	—	—	16.6	6.2
Restructuring charges	5.2	4.7	29.6	46.6
Total operating expenses	$308.8	$349.6	$1,127.8	$1,277.4
Total operating expenses (% of net sales)	43.4%	44.4%	50.9%	50.3%
Operating income (loss)	(0.9)	67.3	(28.4)	62.7
Operating margin	(0.1)%	8.6%	(1.3)%	2.5%
Interest expense	7.0	10.8	29.9	42.5
Other income (expense) - net	1.9	5.3	27.0	—
Income (loss) before income taxes	(6.0)	61.8	(31.3)	20.2
Provision for income taxes	0.7	13.9	18.7	21.1
Less: Net income attributable to noncontrolling interest	0.2	0.3	2.4	2.6
Net income attributable to Fossil Group, Inc.	$(6.9)	$47.6	$(52.4)	$(3.5)
Earnings per share:
Basic	$(0.14)	$0.96	$(1.04)	$(0.07)
Diluted	$(0.14)	$0.94	$(1.04)	$(0.07)
Weighted average common shares outstanding:
Basic	50.5	49.5	50.2	49.2
Diluted	50.5	50.6	50.2	49.2

Consolidated Balance Sheet Data ($ in millions):	December 28, 2019	December 29, 2018
Assets:
Cash and cash equivalents	$200.2	$403.4
Accounts receivable - net	289.7	328.0
Inventories	452.3	377.6
Other current assets	117.2	149.6
Total current assets	$1,059.4	$1,258.6
Property, plant and equipment - net	$151.5	$183.2
Operating lease right-of-use assets	288.2	—
Intangible and other assets - net	105.6	133.4
Total long-term assets	$545.3	$316.6
Total assets	$1,604.7	$1,575.2

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$533.0	$479.4
Short-term debt	26.2	126.4
Total current liabilities	$559.2	$605.8
Long-term debt	$178.8	$269.8
Long-term operating lease liabilities	288.7	—
Other long-term liabilities	74.2	111.0
Total long-term liabilities	$541.7	$380.8
Stockholders’ equity	$503.8	$588.6
Total liabilities and stockholders’ equity	$1,604.7	$1,575.2

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	December 28, 2019			December 28, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$316.5	$(0.4)	$316.1	$377.5
Europe	241.3	5.8	247.1	271.6
Asia	148.7	1.4	150.1	135.2
Corporate	5.1	—	5.1	2.6
Total net sales	$711.6	$6.8	$718.4	$786.9

Product Categories:
Watches	$577.5	$5.5	$583.0	$635.9
Leathers	77.6	0.5	78.1	86.2
Jewelry	43.0	0.8	43.8	51.1
Other	13.5	—	13.5	13.7
Total net sales	$711.6	$6.8	$718.4	$786.9

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use Adjusted EBITDA to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2019
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(2.2)	$(5.2)	$(18.0)	$(6.0)	$(31.3)
Plus:
Interest expense	8.1	7.4	7.4	7.0	29.9
Amortization and depreciation	14.4	13.9	13.6	12.9	54.8
Impairment expense	0.9	1.7	18.0	4.7	25.3
Other non-cash charges	0.3	1.6	8.8	35.9	46.6
Stock-based compensation	4.4	5.2	4.3	1.9	15.8
Restructuring expense	10.2	7.3	7.0	5.2	29.6
Less:
Interest Income	0.7	0.9	0.3	0.1	2.1
Adjusted EBITDA	$35.4	$31.0	$40.8	$61.5	$168.6

Store Count Information

	December 28, 2019				December 29, 2018
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Accessory stores	85	83	53	221	89	94	53	236
Outlets	114	74	35	223	126	74	40	240
Full priced multi-brand	—	4	3	7	—	5	3	8
Total stores	199	161	91	451	215	173	96	484

END OF RELEASE